Exhibit 10.1

Execution Copy

March 11, 2022

Via Email Address On File

Sharon (Sherri) Nadeau

Dear Sherri:

The purpose of this letter agreement (the “Agreement”) is to formalize our agreement with respect to your retirement as Chief Human Resource Officer from SeaWorld Entertainment, Inc. (the “Company” or “SeaWorld”) effective May 1, 2022 (the “Retirement Date”), unless terminated for Cause prior to that date. You agree that you shall step down from your role as Chief Human Resource Officer effective on March 14, 2022 and you shall remain employed by the Company through the Retirement Date as a special advisor to the Chief Executive Officer (the “Transition Period”). For purposes of this Agreement, “Cause” is defined as per Section 2(h) of the SeaWorld Entertainment, Inc. 2017 Omnibus Incentive Plan (the “Plan”).

Transition Period Duties; Base Salary and Benefits

During the Transition Period, you agree to help with the transition of the interim Chief Human Resource Officer and any successor Chief Human Resource Officer and perform such other duties requested by the Company’s Chief Executive Officer, with consideration given to the physical limitations of your illness. Your base salary will continue during the Transition Period at the rate in effect as of February 14, 2022 and you will remain eligible to participate in the Company benefit plans to the same extent you currently participate. You will continue to vest in any currently outstanding equity awards granted under the Plan that are scheduled to vest in their ordinary course during the Transition Period. You will not be eligible for any pro-rated annual bonus or severance payments for the 2022 calendar year.  Commencing on the Retirement Date, you will be eligible to continue your health insurance benefits at your expense under COBRA subject to your valid election and compliance with Section 4980B of the Internal Revenue Code and the regulations thereunder.

Consideration

You shall vest in any time vested equity award granted to you under the Plan that is otherwise scheduled to vest on or before May 1, 2022 (the “Subject Awards”) unless your employment with the Company is terminated prior to the Retirement Date by you for any reason or by the Company for Cause. The foregoing agreement is in consideration of and contingent upon your timely execution and non-revocation of both this Agreement (which contains a general release of any and all known claims) and a bring-down release on or following the Retirement Date (as set forth below).  If you fail to timely execute (or you revoke) either release or if you violate any restrictive covenants to which you may be subject, you shall not be eligible for any such vesting of the Subject Awards upon termination and you shall be required to repay to the Company the value of any Subject Awards that vest following the date hereof (whether or not accelerated).

General Release and Waiver of Claims

Except for the obligations of SeaWorld as stated in this Agreement, you agree, of your own free will, to voluntarily waive, release, and forever discharge SeaWorld, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns (collectively, the “Releases”) from all actions, lawsuits, proceedings, causes of action(s), claims, causes, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which you, your heirs, executors, administrators, successors and assigns may have from all time in the past through the date of execution of this Agreement, including, but not limited to all matters or claims relating to or arising out of your employment with SeaWorld or the termination of your employment with SeaWorld, whether for tort (including negligence), breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law, as amended, pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, gender identity or expression, or any other category protected under federal, state, or local law. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, as amended, the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Federal False Claims Act, the Occupational Safety and Health Act, the Equal Pay Act, the Florida Civil Rights Act, Florida’s private sector and public sector Whistle-Blower Acts, Florida’s Workers Compensation Retaliation law, the Florida AIDS Act, Florida Wage Discrimination Law, the Florida False Claims Act, Florida Wage Payment Laws, the Florida Law Prohibiting Discrimination on the Basis of Sickle Cell Trait, and the Florida Constitution, all as amended, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. You do not waive or release any claims which arise after the signing of this Agreement. You acknowledge there might have been claims about which you did not know and you further expressly waive and assume the risk of any and all claims for damages which may exist as of the date of execution of this Agreement but which you do not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of you or any other person, and which, if known, would materially affect your decision to enter into this Agreement. Even knowing that, you agree to execute this Agreement.  Provided you do not revoke this Agreement, this release shall be effective on the 8th day following your execution of this Agreement.

General Release and Waiver of Claims upon the Retirement Date

You agree that on or within the 21 days immediately following the Retirement Date, you will timely execute (and not revoke) a general release and waiver of claims in favor of the Company for any known or unknown claims that exist through the date of execution in the same form as the general release and waiver of claims (the “Bring Down Release”) above (a copy of the Bring Down Release is attached as Exhibit A). The Bring Down Release shall be effective on the 8th day following your execution of such release provided you do not revoke such release.

If you have any questions regarding this Agreement, please contact Tony Taylor. If not, please sign below to indicate your acceptance of this Agreement, including the general release and waiver of claims, and return it to me by March 11, 2022 (which is at least 21 days following the date in which you first received the general release and waiver of claims).

SeaWorld Entertainment, Inc.

Sincerely,

/s/ G. Anthony Taylor

Tony Taylor

Chief Legal Officer, General Counsel and Corporate Secretary

Acknowledged and Agreed:

__/s/ Sharon Nadeau_____________3/11/22_____________

Sharon (Sherri) NadeauDate

EXHIBIT A

Bring-Down

General Release and Waiver of Claims

You, hereby acknowledge and certify that you entered into a letter agreement containing a general release and waiver of claims with SeaWorld Entertainment, Inc. (the “Company” or “SeaWorld”) dated March 11, 2022 (the “Agreement”). Capitalized but undefined terms used herein shall have the meaning set forth in the Agreement. In consideration for the benefits described in the Agreement, you hereby agree as follows:

Except for the obligations of SeaWorld as stated in the Agreement, you agree, of your own free will, to voluntarily waive, release, and forever discharge SeaWorld, its parents, affiliates, subsidiaries, and related business entities, and all of their respective past and present shareholders, officers, directors, owners, partners, attorneys, authorized representatives, employees, agents, and their respective predecessors, successors, and assigns (collectively, the “Releases”) from all actions, lawsuits, proceedings, causes of action(s), claims, causes, debts, charges, complaints, judgments, damages, contracts and promises of any kind, whether known or unknown, which you, your heirs, executors, administrators, successors and assigns may have from all time in the past through the date of execution of this General Release and Waiver of Claims (“Release”), including, but not limited to all matters or claims relating to or arising out of your employment with SeaWorld or the termination of your employment with SeaWorld, whether for tort (including negligence), breach of express or implied contract, intentional infliction of emotional distress, unpaid wages or other compensation, wrongful termination, defamation, libel or slander, or under any federal, state, or local law, as amended, pertaining to discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, gender identity or expression, or any other category protected under federal, state, or local law. This release of claims includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, as amended, the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Federal False Claims Act, the Occupational Safety and Health Act, the Equal Pay Act, the Florida Civil Rights Act, Florida’s private sector and public sector Whistle-Blower Acts, Florida’s Workers Compensation Retaliation law, the Florida AIDS Act, Florida Wage Discrimination Law, the Florida False Claims Act, Florida Wage Payment Laws, the Florida Law Prohibiting Discrimination on the Basis of Sickle Cell Trait, and the Florida Constitution, all as amended, and other federal, state, and local laws, statutes or ordinances; federal and state constitutions; the common law; and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. You do not waive or release any claims which arise after the signing of this Release. You acknowledge there might have been claims about which you did not know and you further expressly waive and assume the risk of any and all claims for damages which may exist as of the date of execution of this Release but which you do not know of or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, whether of you or any other person, and which, if known, would materially affect your decision to enter into this Release. Even knowing that, you agree to execute this Release.  Provided you do not revoke this Release, this release shall be effective on the 8th day following your execution of this Release.

You represent that you have not filed or permitted to be filed against any of the Releases, individually or collectively, any lawsuit, complaint, charge, proceeding, or the like, before any local, state, or federal agency, court, or other body (each, a “Proceeding”), and you covenant and agrees that you will not do so at any time hereafter with respect to the subject matter of the Release and claims released pursuant to the Release (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce the Agreement, to seek a determination of the validity of the waiver of your rights under the ADEA, or to initiate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission.

You expressly represent and acknowledge that (i) the Company has advised you to consult with legal counsel, (ii) that you have had twenty-one (21) days to review the Release, (iii) the Release cannot be signed prior to the Retirement Date, (iv) you have the right to revoke the Release for a period of seven days following your execution of the Release (the “Revocation Period”), by giving written notice of such revocation to the Company’s Chief Legal Officer, General Counsel and Corporate Secretary on or before 5:00 p.m. Eastern time on the last day of the Revocation Period and (v) provided you not revoked the Release during the Revocation Period, the Release shall be effective on the eighth day following your execution of this Release.

Nothing in this Release shall prohibit or impede you from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law.  You understand and acknowledge that (a) an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Moreover, you shall not be required to give prior notice to (or get prior authorization from) SeaWorld regarding any such communication or disclosure.  Except as otherwise provided in this paragraph or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s or its affiliates’ attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Executive Officer.

Acknowledged and agreed:

EXECUTIVE

_______/s/ Sharon Nadeau__________________

Sharon (Sherri) Nadeau

________3/11/2022________________________

Date

[Signature Page to General Release and Waiver of Claims]